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Exhibit 99.1

SUPPLEMENTAL REGULATION FD INFORMATION

        In this supplemental information, "Accellent", "the Company", "we", "us" and "our" refer to Accellent Corp. and its subsidiaries, unless the context otherwise requires or it is otherwise indicated; "Parent" or "our parent" refers to Accellent Inc.; KKR refers to Kohlberg Kravis Roberts & Co. L.P.; "Bain" refers to Bain Capital; "Sponsors" refers to KKR and Bain; and "LTM period" refers to the twelve months ended September 30, 2005.

THE TRANSACTIONS

        On October 7, 2005, our parent entered into an agreement and plan of merger with Accellent Acquisition Corp., or AAC, an entity controlled by affiliates of KKR and Bain, pursuant to which Accellent Merger Sub Inc., a wholly-owned subsidiary of AAC, will merge with and into our parent, with our parent being the surviving entity (the "Merger"). As a result of the Merger:

  •
  our parent's capital stock and other equity interests outstanding immediately prior to the Merger (other than a portion of our parent's shares of A-9 Preferred Stock held by certain existing stockholders which will be converted into equity of the parent of AAC) and the options to receive our common stock outstanding immediately prior to the Merger (other than certain options held by members of management which will be rolled over into options to purchase shares of the parent of AAC) will be cancelled and converted into the right to receive aggregate cash consideration of approximately $832 million less accrued interest on our existing indebtedness plus cash on hand at the time of closing; and

  •
  entities affiliated with KKR will own approximately 71% of the outstanding common stock of the parent of AAC immediately following the Merger, entities affiliated with Bain will own approximately 24% of the outstanding common stock of the parent of AAC immediately following the Merger with the remaining common stock of the parent of AAC held by existing management.

        The merger agreement contains various covenants regarding the conduct of our business prior to the closing of the Merger. In addition, the Merger is subject to a number of conditions, including certain regulatory approvals and the consummation of the debt financings described in the following paragraph or other satisfactory financing.

        In connection with the Merger, entities affiliated with KKR and entities affiliated with Bain will make an equity investment in AAC's parent of approximately $611 million, with approximately $30 million of additional equity expected to be rolled over by certain members of management. In addition, in connection with the Merger, our parent intends to:

  •
  enter into a new senior secured credit facility, consisting of a $400 million senior secured term loan facility and a $75 million senior secured revolving credit facility;

  •
  issue $305 million aggregate principal amount of 10 1/2% senior subordinated notes due in 2013, resulting in net proceeds of $300.9 million after approximately $4 million of original issue discount;

  •
  repay approximately $409 million of our existing indebtedness, including pursuant to a tender offer for our $175 million 10% Senior Subordinated Notes due 2012; and

  •
  pay approximately $71 million of transaction fees and expenses, including tender offer and consent solicitation premiums.

        In connection with the Merger, AAC's parent intends to issue new options to purchase shares of AAC's parent to certain members of our management.

        We commenced a tender offer to purchase all of our outstanding 10% Senior Subordinated Notes due 2012 and solicited consents from the respective holders of those notes to amend the indenture governing the notes to eliminate substantially all of the restrictive covenants and effect certain other amendments to the indenture. We have received tenders and the requisite consents for 100% of the 10% Senior Subordinated Notes due 2012.

        The Merger and related financing transactions are referred to collectively herein as the "Transactions."

        After giving pro forma effect to the Transactions, as of September 30, 2005, we would have had indebtedness of approximately $701 million outstanding, including $400 million of secured indebtedness, consisting of the new senior secured credit facilities described above.

NON-GAAP FINANCIAL MEASURES

        EBITDA, Adjusted EBITDA (including pro forma presentations thereof) and the related ratios presented herein are supplemental measures of our performance that are not required by, or presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

        EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are required in calculating covenant ratios and compliance under the indenture governing notes of our parent and under our parent's new senior secured credit facility.

        We believe that the inclusion of EBITDA and Adjusted EBITDA herein is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing the notes of our parent and under our parent's new senior secured credit facility. Adjusted EBITDA is a material component of these covenants. For instance, the indenture governing the notes of our parent and our parent's new senior secured credit facility contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our parent's new senior secured credit facility could result in the requirement to immediately repay all amounts outstanding under such facility, while non-compliance with the debt incurrence ratios contained in the indenture governing the notes of our parent would prohibit our parent and us from being able to incur additional indebtedness other than pursuant to specified exceptions.

        We also present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results. Measures similar to Adjusted EBITDA are also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe EBITDA and Adjusted EBITDA facilitate operating performance comparison from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes ineffective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

        In calculating Adjusted EBITDA, as permitted by the terms of our parent's indebtedness, we eliminate the impact of a number of items we do not consider indicative of our ongoing operations and for the other reasons noted above. For the reasons indicated herein, you are encouraged to evaluate each adjustment and whether you consider it appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  they do not reflect our cash expenditures for capital expenditure or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital requirements;

  •
  they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our or our parent's indebtedness;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements;

  •
  Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, as discussed in our presentation of "Adjusted EBITDA" herein; and

  •
  other companies, including other companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce our or our parent's indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. For more information, see our consolidated financial statements and the notes to those statements previously filed by the Company with the Securities and Exchange Commission ("SEC"), including the Company's annual report on Form 10-K filed for its fiscal year ended December 31, 2004, and quarterly report on Form 10-Q filed for its third completed fiscal quarter of 2005. These reports can be found and reviewed at the SEC's website at http://www.sec.gov.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following table contains summary unaudited pro forma combined financial data for the nine months ended September 30, 2004 and 2005 and for the twelve months ended December 31, 2004 and September 30, 2005 derived from our, MedSource Technologies, Inc.'s ("MedSource"), Campbell Engineering, Inc.'s ("Campbell") and Machining Technology Group, LLC's ("MTG") audited and unaudited consolidated financial statements. The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2004 and 2005 and for the twelve months ended December 31, 2004 and September 30, 2005 give effect to the MedSource Transactions (as defined below) and the 2005 Acquisitions (defined below) as if they had occurred on January 1, 2004. The summary unaudited pro forma condensed combined balance sheet data gives effect to the MTG acquisition as if it had occurred on September 30, 2005. The summary unaudited pro forma combined financial data are intended for informational purposes only and do not purport to present our actual financial position or the results of operations that actually would have occurred or that may be obtained in the future if the transactions described had occurred as presented. In addition, future results may vary significantly from the results reflected in such statements due to certain factors beyond our control.

        The MedSource Transactions, which occurred on June 30, 2004, include:

  •
  the acquisition of MedSource for $205.4 million in cash (net of $14.3 million of cash acquired);

  •
  the payment in cash of MedSource's indebtedness and accrued interest of $37.0 million;

  •
  the payment in cash of our senior secured credit facility, our old senior subordinated indebtedness, our parent's senior indebtedness, and accrued interest of $154.1 million;

  •
  the borrowings under our existing senior secured credit facility of $194.0 million;

  •
  the offering of the 10% senior subordinated notes due 2012, which generated $175.0 million in cash; and

  •
  the payment of fees in connection with our senior secured credit facility and senior subordinated notes which will be amortized to interest expense over the life of each respective instrument.

        The MedSource acquisition and these other related transactions are referred to collectively herein as the "MedSource Transactions."

        The 2005 Acquisitions include:

  •
  the acquisition of Campbell for approximately $18.2 million in cash;

  •
  the acquisition of MTG for approximately $50.2 million, paid in cash of $34.0 million and shares of our parent's Class A-9 Convertible Preferred Stock of $16.2 million;

  •
  additional borrowings of $42.0 million under our existing credit facility, which include additional terms loans of $12.5 million and revolving credit facility borrowings of $29.5 million; and

  •
  the repayment of all existing indebtedness of MTG concurrent with the closing of our acquisition of MTG.

        The summary unaudited pro forma as adjusted combined statement of operations data for the LTM period has been adjusted to give effect to the Transactions as if these events occurred as of October 1, 2004. The summary unaudited pro forma as adjusted combined balance sheet data has been adjusted to give effect to the Transactions as if these events occurred as of September 30, 2005. The summary unaudited pro forma as adjusted combined financial data are for informational purposes only and do not purport to present what our results of operations and financial condition would have been had the Transactions actually occurred on these earlier dates, nor do they project our results of operations for any future period or our financial condition at any future date.

        The unaudited pro forma combined data account for the MedSource, Campbell and MTG acquisitions using the purchase method of accounting, which requires that we adjust assets and liabilities to their fair values. The valuation of Campbell and MTG is based upon available information and certain assumptions that we believe are reasonable. The total purchase price for Campbell and MTG was allocated to our net assets based on preliminary estimates of fair value. The final purchase price allocation will be based on a formal valuation analysis and may include adjustments to the amounts shown here. The summary unaudited pro forma as adjusted combined financial data account for the Transactions using the purchase method of accounting which requires that we adjust all of our assets and liabilities to their fair values as of the date of the Merger. The valuation of our assets and liabilities is based upon available information and certain assumptions that we believe are reasonable. A final valuation is in process. The result of the final allocation could be materially different from the preliminary allocation set forth in the unaudited pro forma condensed combined financial statements. In particular, we have initiated an appraisal of all property, plant and equipment acquired from MTG, and to be acquired from us in the Merger. The results of the final appraisal and the final allocation could be materially different from the preliminary allocation set forth in the unaudited pro forma condensed combined financial statements.

        The summary unaudited pro forma as adjusted combined statement of operations data as of and for the LTM period have been derived by adding the unaudited pro forma as adjusted statement of operations and other financial data for the three months ended December 31, 2004 to the unaudited pro forma as adjusted statement of operations and other financial data for the nine months ended September 30, 2005.

        The audited and unaudited financial statements from which these summary pro forma financial data are derived that are not included in this filing are included in periodic reports previously filed by the Company or MedSource (prior to our acquisition of MedSource) with the SEC, including the Company's annual report on Form 10-K filed for its fiscal year ended December 31, 2004, and quarterly report on Form 10-Q filed for its third completed fiscal quarter. These reports can be found and reviewed at the SEC's website at http://www.sec.gov.

	Pro Forma for twelve months ended	Pro Forma for nine months ended		Pro Forma for twelve months ended	Pro Forma as Adjusted for twelve months ended
	December 31, 2004	September 30, 2004	September 30, 2005	September 30, 2005	September 30, 2005
	(In thousands)
STATEMENT OF OPERATIONS DATA:
Net sales	$436,164	$323,023	$359,835	$472,976	$472,976
Cost of Sales	318,444	235,611	246,926	329,759	329,759

Gross profit	117,720	87,412	112,909	143,217	143,217
Selling General and Administrative Expense	62,602	46,986	50,618	66,235	66,235
Research and Development Expenses	2,849	2,204	2,294	2,939	2,939
Restructuring and Other Charges	5,934	4,441	3,824	5,317	5,317
Amortization of Intangibles	7,634	5,672	5,737	7,698	17,423

Income from Operations	38,701	28,109	50,436	61,028	51,303
Other Income (Expense)
Interest Expense, Net	(32,101)	(23,910)	(25,857)	(34,046)	(62,670)
Other Income (Expense)	56	70	(182)	(198)	(198)

Total Other Expense	(32,045)	(23,840)	(26,039)	(34,244)	(62,868)

Income (Loss) Before Income Taxes	6,656	4,269	24,397	26,784	(11,565)
Income Tax Expense	3,919	2,573	10,714	12,060	6,245

Net Income (Loss)	$2,737	$1,696	$13,683	$14,724	$(17,810)

OTHER FINANCIAL DATA:
Capital Expenditures	$22,019	$15,504	$19,499	$26,014	$26,014
EBITDA(1)	62,286	46,198	68,412	84,496	84,496
Adjusted EBITDA(1)	79,537	57,646	78,650	100,538	100,538
Adjusted EBITDA Margin(2)	18.2%	17.8%	21.9%	21.3%	21.3%
BALANCE SHEET DATA:
Cash and Cash Equivalents				$6,038	$—
Total Assets				661,071	1,427,886
Total Debt				408,624	700,948
Stockholder's Equity				169,210	638,229
PRO FORMA CREDIT STATISTICS:
Cash interest expense(3)					$57,800
Ratio of pro forma Adjusted EBITDA to Cash Interest Expense					1.74	x
Ratio of net debt to pro forma Adjusted EBITDA(4)					6.97	x

(1)
We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization. Since EBITDA may not be calculated the same by all companies, this measure may not be comparable to similarly titled measures by other companies. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are required in calculating covenant ratios and compliance under the indenture governing notes of our parent and under our parent's new senior secured credit facility. We use EBITDA and Adjusted EBITDA as a supplemental measure of our performance and to provide additional information to investors about the calculation of certain financial covenants in the indenture governing the notes of our parent and under our parent's new senior secured credit facility. Adjusted EBITDA is a material component of these covenants. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. See "Non-GAAP Financial Measures" for a discussion of our use of EBITDA and Adjusted

  EBITDA and certain limitations of EBITDA and Adjusted EBITDA as a financial measures. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Pro Forma for twelve months ended	Pro Forma for nine months ended		Pro Forma for twelve months ended	Pro Forma as Adjusted for twelve months ended
	December 31, 2004	September 30, 2004	September 30, 2005	September 30, 2005	September 30, 2005
	(In thousands)
Consolidated Pro Forma Adjusted EBITDA:
Net income (loss)	$2,737	$1,696	$13,683	$14,724	$(17,810)
Interest expense, net	32,101	23,910	25,857	34,046	62,670
Income tax expense	3,919	2,573	10,714	12,060	6,245
Depreciation and amortization	23,529	18,019	18,158	23,666	33,391

EBITDA	$62,286	$46,198	$68,412	$84,496	$84,496
Adjustments:
Restructuring and other charges(a)	6,182	4,689	3,824	5,317	5,317
Stock-based compensation(b)	565	460	3,556	3,662	3,662
Executive severance(c)	232	—	384	616	616
Executive relocation(d)	67	—	507	574	574
Step-up of acquired inventory(e)	3,397	3,397	120	120	120
Write off acquired A/R and inventory(f)	2,479	—	(215)	2,264	2,264
Losses incurred by closed facilities(g)	3,547	2,345	829	2,031	2,031
Gain on sale of building(h)	(118)	(118)	—	—	—
Management fee to existing stockholders(i)	900	675	675	900	900
Costs related to the Transactions(j)	—	—	558	558	558

Adjusted EBITDA	$79,537	$57,646	$78,650	$100,538	$100,538

  (a)
  We and MedSource have incurred restructuring expenses as described in the notes to our respective financial statements included in periodic reports filed by the Company or MedSource (prior to our acquisition of MedSource) with the SEC. Set forth below are the components of these restructuring and other charges shown above as an adjustment to EBITDA:

	Accellent	MedSource	Pro forma
Pro Forma Nine Months Ended September 30, 2004
Severance	$1,009	$670	$1,679
Facility closure and production transfer	626	1,664	2,290
Integration costs	472	248	720

	$2,107	$2,582	$4,689

Accellent
Pro Forma Nine Months Ended September 30, 2005
Severance	$684
Facility closure and production transfer	2,633
Integration costs	507

$3,824

	Accellent	MedSource	Pro forma
Pro Forma Twelve Months Ended December 31, 2004
Severance	$1,307	$670	$1,977
Facility closure and production transfer	1,384	1,664	3,048
Integration costs	909	248	1,157

	$3,600	$2,582	$6,182

Accellent
Pro Forma Twelve Months Ended September 30, 2005
Severance	$1,490
Facility closure and production transfer	3,320
Integration costs	507

$5,317

  The $4.7 million and $6.2 million of restructuring costs incurred during the pro forma nine months ended September 30, 2004 and the twelve months ended December 31, 2004, respectively, consists of $2.6 million of restructuring costs incurred by MedSource prior to the June 30, 2004 acquisition by us, including $0.2 million recorded in Selling, General and Administrative Expense with the balance included in Restructuring and Other Charges. The remaining amounts of restructuring costs were incurred by us in connection with the acquisition and integration of the MedSource operations.

  The $3.8 million and $5.3 million of restructuring costs for the pro forma nine and twelve months ended September 30, 2005, respectively, primarily relate to the closure of five production facilities in connection with the MedSource acquisition.

  (b)
  We have incurred non-cash charges for stock-based compensation relating to stock options granted during 2000 and 2001, non-cash dividends on phantom stock issued to employees in connection with certain acquisitions, an increase in the value of phantom stock issued to employees of Venusa, Ltd and Venusa de Mexico, S.A. de C.V. (together, "Venusa"), which we acquired on February 23, 2003, and charges for restricted stock and stock options granted to employees in July 2005. For the pro forma nine months ended September 30, 2004, our charge for non-cash stock-based compensation includes $0.1 million for non-cash dividends accrued on phantom stock and $0.1 million related to stock options, and $0.3 million of non-cash compensation by MedSource prior to the acquisition. For the pro forma nine and twelve months ended September 30, 2005, our charge for non-cash stock-based compensation includes $2.7 million for the increase in value of phantom stock due to the increase in value of our parent's stock, and $0.6 million relating to restricted stock and stock options granted in July 2005. The balance of the non-cash stock-based compensation for the pro forma twelve months ended December 31, 2004 and September 30, 2005 and the pro forma nine months ended September 30, 2004 and 2005 relates to stock options granted in 2000 and 2001 and non-cash dividends accrued on phantom stock.

  (c)
  We have incurred executive severance costs due to contractual severance obligations for certain executives of $0.4 million during the pro forma nine months ended September 30, 2005, $0.2 million during the pro forma twelve months ended December 31, 2004, and $0.6 million during the pro forma twelve months ended September 30, 2005.

  (d)
  We have aligned our management structure along the three target markets that we serve: cardiology, endoscopy, and orthopaedics. In connection with this alignment, we have created new divisional management offices and relocated employees to these offices. We incurred executive relocation costs of $0.5 million during the pro forma nine months ended September 30, 2005, $0.1 million during the pro forma twelve months ended December 31, 2004 and $0.6 million during the pro forma twelve months ended September 30, 2005, including $0.1 million which we incurred during our third quarter of 2005.

  (e)
  We record the assets and liabilities of acquired companies at their respective fair values upon the date of acquisition. Inventories are recorded at fair value at the acquisition date, with the difference between the cost of the inventory and fair value charged to cost of sales as the inventory is sold. During the pro forma nine months ended September 30, 2004 and the twelve months ended December 31, 2004, we incurred $3.4 million of costs to write off the step-up of inventory acquired from MedSource. During the pro forma nine and twelve months ended September 30, 2005, we incurred $0.1 million of costs to write off a portion of the step-up of inventory acquired from Campbell, all of which was incurred during our third quarter of 2005.

  (f)
  We incurred charges of $2.5 million in the fourth quarter of 2004 to write down $1.9 million of inventory and $0.6 million of receivables acquired from MedSource. During our first quarter of 2005, we settled a $0.3 million MedSource receivable that had previously been written off, and, as a result, the adjustment to EBITDA for the write off of acquired receivables and inventory was reduced to $2.2 million for the pro forma twelve months ended September 30, 2005. In addition, prior to the acquisition, Campbell recorded a $0.1 million charge to write off inventory and receivables during its third quarter of 2005.

  (g)
  In connection with our acquisition of MedSource, we implemented a plan to close certain MedSource facilities. We closed the Newton, Massachusetts facility in January 2005, sold the Norwell, Massachusetts facility in February 2005, and closed the Navojoa, Mexico facility in April 2005. We have added back losses incurred by these facilities for each of the periods presented.

  (h)
  We recorded a gain of $0.1 million on the sale of a manufacturing facility located in South Plainfield, New Jersey during the pro forma nine months ended September 30, 2004 and the pro forma twelve months ended December 31, 2004.

  (i)
  We incurred management fees to our parent's equity sponsors of $0.9 million per year, including $0.5 million to KRG Capital Partners, LLC and $0.4 million to DLJ Merchant Banking Partners III, Inc. In connection with the Transactions, such arrangements will be terminated and our parent will enter into a management services agreement with KKR that will provide for a $1.0 million annual payment, such amount to increase by 5% per year. Management fees incurred during our third quarter of 2005 totaled $0.2 million.

  (j)
  In connection with the Transactions, we have incurred expenses, primarily professional fees, totaling $0.6 million. All of the fees incurred were recorded during the pro forma twelve months ended September 30, 2005, and specifically during our third quarter of 2005.

(2)
Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales, expressed as a percentage.

(3)
Cash interest expense does not include any amortization of capitalized debt issuance cost.

(4)
Net debt consists of total debt less cash and cash equivalents. Net debt does not include capital lease obligations.

Management Discussion of Financial Condition—Pro Forma Liquidity

        This discussion contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that concern, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risks Related to Our Business" included elsewhere herein. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  our substantial indebtedness following the consummation of the Transactions, as described herein;

  •
  quality problems with our processes, products and services;

  •
  decreases in prices for our products and services;

  •
  reliance on a few large customers for a significant portion of our net sales;

  •
  unpredictable product cycles of the medical device manufacturing industry and uncertain demand for our manufacturing, design and engineering capabilities and related services;

  •
  competition from other companies;

  •
  change in industry demand for outsourced medical device manufacturing;

  •
  loss of significant customers or customer relationships due to the customers' shift to internal production or the relocation of our production facilities;

  •
  failure to respond to changes in technology which may cause our manufacturing, design and engineering process to become obsolete;

  •
  inability to obtain sufficient quantities of raw materials and production feedstock that could cause delays in production;

  •
  our international operations' exposure to foreign currency fluctuations, exchange rates, laws and regulations, longer payment cycles and greater difficulty in collecting accounts receivables;

  •
  environmental regulations;

  •
  loss of intellectual properties;

  •
  possibility of product liability claims;

  •
  various political, economic and regulatory changes in the healthcare industry;

  •
  consolidation in the healthcare industry;

  •
  accidents at our facilities that results in production delay or claims for damages;

  •
  risk of implementing our new Enterprise Resource Planning System;

  •
  inability to locate suitable acquisition candidates and to integrate acquisitions into our business and operations;

  •
  control by our controlling shareholder; and

  •
  the other factors set forth under "Risks Related to Our Business."

        We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained herein may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Pro forma liquidity

        Upon consummation of the Transactions, we intend to fund ongoing operations through cash generated by operations and availability under the revolving portion of our parent's new senior secured credit facility. As part of the Transactions, our parent will incur substantial debt, including under our parent's new senior secured credit facility and our parent's new $305 million senior subordinated notes due in 2013, with interest payments on this indebtedness increasing our and our parent's liquidity requirements.

        Our parent's new senior secured credit facility will be comprised of a $400 million term loan B facility due in 2012 and a $75 million revolving credit facility due in 2011. We expect our outstanding letters of credit to remain approximately $5.8 million subsequent to the Transactions, which will reduce the amounts available under the revolving credit portion of our parent's new senior secured credit facility. Our parent may draw down on our revolving credit facility to fund working capital requirements soon after the closing of the Transactions.

        Borrowings under our parent's new term loan B facility will bear interest at our parent's option at either LIBOR plus an applicable margin or the alternate base rate plus an applicable margin.

        We expect that our parent's new senior secured credit facility will require it to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, we expect our parent's new senior secured credit facility will contain certain restrictive covenants which will, among other things, limit the incurrence of our and our parent's additional indebtedness, dividends, prepayments of other indebtedness, investments, mergers and consolidations, changes in business, liens and other matters customarily restricted in such agreements. It will also contain certain customary events of default, subject to grace periods, as appropriate.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under the revolving portion of our parent's new senior secured credit facility, and future refinancing of our or our parent's debt.

        Our parent's ability to make scheduled payments of principal, or to pay the interest or special interest, if any, on, or to refinance our parent's indebtedness, to fund planned capital expenditures and acquisitions will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations and available cash, together with borrowings under our parent's new senior secured credit facility, will be adequate to meet our future liquidity needs throughout the remainder of 2005 and 2006. There can be no assurance that we will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under our parent's new senior secured credit facility in an amount sufficient to enable our parent to service its or our indebtedness, or to fund other liquidity needs. In addition, there can be no assurance that our parent will be able to effect any future refinancing of our or our parent's debt on commercially reasonable terms or at all.

        The following table sets forth our and our parent's long-term contractual obligations as of December 31, 2004 (in thousands) on an as adjusted pro forma basis giving effect to the Transactions:

	Payment due by Period
Contractual Obligations	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
New senior secured credit facility of Parent	$400,000	$3,000	$8,000	$8,000	$381,000
New senior subordinated notes of Parent	305,000	—	—	—	305,000
Capital leases	22	21	1	—	—
Operating leases(1)	42,515	6,165	10,282	7,580	18,488
Purchase obligations	31,967	31,967	—	—	—
Other long-term obligations(2)	14,386	296	2,068	213	11,809

Total	$793,890	$41,449	$20,351	$15,793	$716,297

(1)
Includes lease extension options which we expect will be exercised.

(2)
Other long-term obligations include environmental remediation obligations of $4.8 million, accrued severance benefits of $1.8 million, accrued compensation and pension benefits of $4.4 million and deferred income taxes of $3.4 million. Accrued future rental obligations of $9.3 million included in other long-term liabilities on our consolidated balance sheet as of December 31, 2004 are included in our operating leases in the table of contractual obligations.

Risks Related to Our Business

Quality problems with our processes, products and services could harm our reputation for producing high quality products and erode our competitive advantage.

        Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Many of our customers require us to adopt and comply with specific quality standards, and they periodically audit our performance. Our quality certifications are critical to the marketing success of our products and services. If we fail to meet these standards, our reputation could be damaged, we could lose customers and our revenue could decline. Aside from specific customer standards, our success depends generally on our ability to manufacture to exact tolerances precision engineered components, subassemblies and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation as a manufacturer of high quality components could be harmed, our competitive advantage could be damaged, and we could lose customers and market share.

If we experience decreasing prices for our products and services and we are unable to reduce our expenses, our results of operations will suffer.

        We may experience decreasing prices for the products and services we offer due to:

  •
  pricing pressure experienced by our customers from managed care organizations and other third party payors;

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  increased market power of our customers as the medical device industry consolidates; and

  •
  increased competition among medical engineering and manufacturing services providers.

        If the prices for our products and services decrease and we are unable to reduce our expenses, our results of operations will be adversely affected.

Because a significant portion of our net sales comes from a few large customers, any decrease in sales to these customers could harm our operating results.

        The medical device industry is concentrated, with relatively few companies accounting for a large percentage of sales in the cardiology, endoscopy and orthopaedic markets that we target. Accordingly, our net sales and profitability are highly dependent on our relationships with a limited number of large medical device companies. Pro forma for the twelve months ended September 30, 2005, our top 15 customers accounted for approximately 68% of our net sales. In particular, Johnson & Johnson, Boston Scientific and Medtronic each accounted for more than 10% of our net sales for this period on a pro forma basis. We are likely to continue to experience a high degree of customer concentration, particularly if there is further consolidation within the medical device industry. We cannot assure you that net sales from customers that have accounted for significant net sales in the past, either individually or as a group, will reach or exceed historical levels in any future period. For example, Boston Scientific is currently transferring a number of products currently assembled by us to its own assembly operation. Based on preliminary estimates and our experience to date with this customer, we expect net sales from Boston Scientific to decrease annually by approximately $40 million, with the substantial majority of this net sales decrease commencing in 2006. We can provide no assurance that we will replace such business and that the loss will not adversely affect our operating results in 2006 and thereafter. The loss or a significant reduction of business from any of our major customers would adversely affect our results of operations.

We may not be able to continue to grow our business if the trend by medical device companies to outsource their manufacturing activities does not continue or if our customers decide to manufacture internally products that we currently provide.

        Our design, manufacturing and assembly business has grown partly as a result of the increase over the past several years in medical device companies outsourcing these activities. We view the increasing use of outsourcing by medical device companies as an important component of our future growth strategy. While industry analysts expect the outsourcing trend to increase, our current and prospective customers continue to evaluate our capabilities against the merits of internal production. As previously discussed, Boston Scientific is currently transferring a number of products currently assembled by us to its own assembly operation. Protecting intellectual property rights and maximizing control over regulatory compliance are among factors that may influence medical device companies to keep production in-house. Any substantial slowing of growth rates or decreases in outsourcing by medical device companies could cause our revenue to decline, and we may be limited in our ability or unable to continue to grow our business.

Our operating results may fluctuate, which may make it difficult to forecast our future performance.

        Fluctuations in our operating results may cause uncertainty concerning our performance and prospects or may result in our failure to meet expectations. Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, which include, but are not limited to:

  •
  the fixed nature of a substantial percentage of our costs, which results in our operations being particularly sensitive to fluctuations in revenue;

  •
  changes in the relative portion of our revenue represented by our various products, which could result in reductions in our profits if the relative portion of our revenue represented by lower margin products increases;

  •
  introduction and market acceptance of our customers' new products and changes in demand for our customers' existing products;

  •
  the accuracy of our customers' forecasts of future production requirements;

  •
  timing of orders placed by our principal customers that account for a significant portion of our revenues;

  •
  timing of payments by customers;

  •
  price concessions as a result of pressure to compete;

  •
  cancellations by customers as a result of which we may recover only our costs plus our target markup;

  •
  availability of raw materials, including nitinol, elgiloy, tantalum, stainless steel, columbium, zirconium, titanium, gold, silver and platinum;

  •
  increased costs of raw materials, supplies or skilled labor;

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  effectiveness in managing our manufacturing processes; and

  •
  changes in competitive and economic conditions generally or in our customers' markets.

        Investors should not rely on results of operations in any past period as an indication of what our results will be for any future period.

Our industry is very competitive; we may face competition from, and we may be unable to compete successfully against, new entrants and established companies with greater resources.

        The market for outsourced manufacturing and engineering services to the medical device industry is very competitive and includes thousands of companies. As more medical device companies seek to outsource more of the design, prototyping and manufacturing of their products, we will face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from and lose customers to other companies with design, technological and manufacturing capabilities similar to ours. Some of our potential competitors may have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have. If we are unsuccessful competing with our competitors for our existing and prospective customers' business, we could lose business and our financial results could suffer.

As we rationalize manufacturing capacity and shift production to more economical facilities, our customers may choose to reallocate their outsource requirements among our competitors or perform such functions internally.

        As we integrate acquired operations and rationalize manufacturing capability and shift production to more economical facilities, our customers may evaluate their outsourcing requirements and decide to use the services of our competitors or move design and production work back to their own internal facilities. For some customers, geographic proximity to the outsourced design or manufacturing facility may be an important consideration and our reallocation may cause them to no longer use our services for future work. If our customers reallocate work among outsourcing vendors or complete design or production in their own facilities, we would lose business, which could impair our growth and operating results. Further, unanticipated delays or difficulties in facility consolidation and rationalization of our current and future facilities could cause interruptions in our services which could damage our reputation and relationships with our customers and could result in a loss of customers and market share.

If we do not respond to changes in technology, our manufacturing, design and engineering processes may become obsolete and we may experience reduced sales and lose customers.

        We use highly engineered, proprietary processes and highly sophisticated machining equipment to meet the critical specifications of our customers. Without the timely incorporation of new processes and enhancements, particularly relating to quality standards and cost-effective production, our manufacturing, design and engineering capabilities will likely become outdated, which could cause us to lose customers and result in reduced revenues or profit margins. In addition, new or revised technologies could render our existing technology less competitive or obsolete or could reduce demand for our products and services. It is also possible that finished medical device products introduced by our customers may require fewer of our components or may require components that we lack the capabilities to manufacture or assemble. In addition, we may expend resources on developing new technologies that do not result in commercially viable processes for our business, which could adversely impact our margins and operating results.

Inability to obtain sufficient quantities of raw materials and production feedstock could cause delays in our production.

        Our business depends on a continuous supply of raw materials and production feedstock. Raw materials and production feedstock needed for our business are susceptible to fluctuations in price and availability due to transportation costs, government regulations, price controls, change in economic climate or other unforeseen circumstances. Failure to maintain our supply of raw materials and production feedstock could cause production delays resulting in a loss of customers and a decline in revenue. Due to the supply and demand fundamentals of raw material and production feedstock used by us, we have occasionally experienced extended lead times on purchases and deliveries from our suppliers. Consequently, we have had to adjust our delivery schedule to customers. In addition, fluctuations in the cost of raw materials and production feedstock may increase our expenses and affect our operating results. The principal raw materials and production feedstock used in our business include stainless steel, tantalum, columbium, zirconium, titanium, nitinol, elgiloy, gold, silver, platinum, hydrogen, natural gas and electricity. In particular, tantalum and nitinol are in limited supply. For wire fabrication, we purchase most of our stainless steel wire from an independent, third party supplier. The loss of this supplier could interrupt production and harm our business.

Our international operations are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results.

        We have international manufacturing operations in Europe and Mexico. We also receive a portion of our net sales from international sales, approximately two-thirds of which is generated by exports from our facilities in the United States and the remaining of which is generated by sales from our international facilities. Although we take measures to minimize risks inherent to our international operations, the following risks may have a negative effect on our profitability and operating results, impair the performance of our foreign operations or otherwise disrupt our business:

  •
  fluctuations in the value of currencies could cause exchange rates to change and impact our profitability;

  •
  changes in labor conditions and difficulties in staffing and managing foreign operations, including labor unions, could lead to delays or disruptions in production or transportation of materials or our finished products;

  •
  greater difficulty in collecting accounts receivable and longer payment cycles, which can be more common in our international operations, could adversely impact our operating results over a particular fiscal period; and

  •
  changes in foreign regulations, export duties, taxation and limitations on imports or exports could increase our operational costs, impose fines or restrictions on our ability to carry on our business or expand our international operations.

We may expand into new markets and products and our expansion may not be successful.

        We may expand into new markets through the development of new product applications based on our existing specialized manufacturing, design and engineering capabilities and services. These efforts could require us to make substantial investments, including significant research, development, engineering and capital expenditures for new, expanded or improved manufacturing facilities which would divert resources from other aspects of our business. Expansion into new markets and products may be costly without resulting in any benefit to us. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products and price competition in new markets. If we choose to expand into new markets and are unsuccessful, our financial condition could be adversely affected and our business harmed.

We are subject to a variety of environmental laws that could be costly for us to comply with, and we could incur liability if we fail to comply with such laws or if we are responsible for releases of contaminants to the environment.

        Federal, state and local laws impose various environmental controls on the management, handling, generation, manufacturing, transportation, storage, use and disposal of hazardous chemicals and other materials used or generated in the manufacturing of our products. If we fail to comply with any present or future environmental laws, we could be subject to fines, corrective action, other liabilities or the suspension of production. We have in the past paid civil penalties for violations of environmental laws. To date, such matters have not had a material adverse impact on our business or financial condition. We cannot assure you, however, that such matters will not have a material impact on us in the future.

        In addition, conditions relating to our operations may require expenditures for clean-up of releases of hazardous chemicals into the environment. For example, we were required and continue to perform remediation as a result of leaks from underground storage tanks at our Collegeville, Pennsylvania facility. In addition, we may have future liability with respect to contamination at our current or former properties or with respect to third party disposal sites. Although we do not anticipate that currently pending matters will have a material adverse effect on our results of operations and financial condition, we cannot assure you that these matters or others that arise in the future will not have such an effect.

        Changes in environmental laws may result in costly compliance requirements or otherwise subject us to future liabilities. In addition, to the extent these changes affect our customers and require changes to their devices, our customers could have a reduced need for our products and services, and, as a result, our revenue could suffer.

Our inability to protect our intellectual property could result in a loss of our competitive advantage, and infringement claims by third parties could be costly and distracting to management.

        We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. The steps we have taken or will take to protect our proprietary rights may not adequately deter unauthorized disclosure or misappropriation of our intellectual property, technical knowledge, practice or procedures.

        We may be required to spend significant resources to monitor our intellectual property rights, we may be unable to detect infringement of these rights and we may lose our competitive advantage associated with our intellectual property rights before we do so. If it became necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly and we may not prevail. Although we do not believe that any of our products, services or processes infringe the intellectual property rights of third parties, historically, patent applications in the United States and some foreign countries have not been publicly disclosed until the patent is issued (or as of recently, until publication, which occurs eighteen months after filing), and we may not be aware of currently filed patent applications that relate to our products or processes. If patents later issue on these applications, we may in the future be notified that we are infringing patent or other intellectual property rights of third parties and we may be liable for infringement at that time. In the event of infringement of patent or other intellectual property rights, we may not be able to obtain licenses on commercially reasonable terms, if at all, and we may end up in litigation. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of infringement claims could disrupt our business and impair our ability to meet our customers' needs which, in turn, could have a negative effect on our financial condition and results of operations. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management. We also may be subject to significant damages or injunctions against development and sale of our products.

        In addition, any infringement claims, significant charges or injunctions against our customers' products that incorporate our components may result in our customers not needing or having a reduced need for our capabilities and services.

Our earnings and financial condition could suffer if we or our customers become subject to product liability claims or recalls. We may also be required to spend significant time and money responding to investigations or requests for information related to end-products of our customers, including for example, responding to the subpoena we received in the investigation of Guidant Corporation described below in which we have been informed we are a witness.

        The manufacture and sale of products that incorporate components manufactured or assembled by us exposes us to potential product liability claims and product recalls, including those that may arise from misuse or malfunction of, or design flaws in, our components or use of our components with components or systems not manufactured or sold by us. Product liability claims or product recalls with respect to our components or the end-products of our customers into which our components are incorporated, whether or not such problems relate to the products and services we have provided and regardless of their ultimate outcome, could require us to pay significant damages or to spend significant time and money in litigation or responding to investigations or requests for information. We manufacture polyimide products for Guidant in accordance with Guidant's design specifications. On October 25, 2005, Guidant publicly announced that the U.S. Attorney's Office in Minneapolis, Minnesota had issued a subpoena to Guidant requesting documents relating to its Ventak Prizm 2 and Contak Renewal 1 and 2 defibrillator devices. We received a subpoena dated October 28, 2005 from the Minneapolis office of the U.S. Attorney in connection with this investigation. The subpoena requests documents relating to polyimide products which we manufacture for use in implanted medical devices and also documents regarding the risks related to the use of polyimide in any medical device implanted in the human body. We have been orally advised by the office of the U.S. Attorney in Minneapolis that we are providing this information as a witness to this investigation. We intend to cooperate fully in responding to the subpoena.

        We may also lose revenue from the sale of components if the commercialization of a product that incorporates our components or subassemblies is limited or ceases as a result of such claims or recalls. For example, two of MedSource's products were subject to recalls in 2001 and 2002. As a result of such product recalls, our customer redesigned the manufacturing process and decided to manufacture the device internally, resulting in lost annual revenues of approximately $5.0 million and $2.0 million for 2001 and 2002, respectively. In addition, certain finished medical devices into which our components were incorporated have been subject to product recalls. Expenditures on litigation or damages, to the extent not covered by insurance, and declines in revenue could impair our earnings and our financial condition. Also, if, as a result of claims or recalls our reputation is harmed, we could lose customers, which would also negatively affect our business.

        We cannot assure you that we will be able to maintain our existing insurance, which is currently insured at an aggregate level of $25 million per year, or to do so at reasonable cost and on reasonable terms. In addition, if our insurance coverage is not sufficient to cover any costs we may incur or damages we may be required to pay if we are subject to product liability claims or product recalls, we will have to use other resources to satisfy our obligations.

We and our customers are subject to various political, economic and regulatory changes in the healthcare industry that could force us to modify how we develop and price our components, manufacturing capabilities and services and could harm our business.

        The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. Federal and state legislatures have periodically considered programs to reform or amend the United States healthcare system at both the federal and state levels. Regulations affecting the healthcare industry in general, and the medical device industry in particular, are complex, change frequently and have tended to become more stringent over time. In addition, these regulations may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants, including medical device companies, operate. While we are not aware of any legislation or regulations specifically targeting the medical device industry that are currently pending, any such regulations could impair our ability to operate profitably. In addition, any failure by us to comply with applicable government regulations could also result in the cessation of portions or all of our operations, impositions of fines and restrictions on our ability to carry on or expand our operations.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

        Many healthcare industry companies, including medical device companies, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our business, financial condition and results of operations would suffer.

Our business is indirectly subject to healthcare industry cost containment measures that could result in reduced sales of medical devices containing our components.

        Our customers and the healthcare providers to whom our customers supply medical devices rely on third party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which medical devices that incorporate components manufactured or assembled by us are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third party payors. If that were to occur, sales of finished medical devices that include our components may decline significantly, and our customers may reduce or eliminate purchases of our components. The cost containment measures that healthcare providers are instituting, both in the United States and internationally, could harm our ability to operate profitably. For example, managed care organizations have successfully negotiated volume discounts for pharmaceuticals. While this type of discount pricing does not currently exist for medical devices, if managed care or other organizations were able to affect discount pricing for devices, it may result in lower prices to our customers from their customers and, in turn, reduce the amounts we can charge our customers for our design and manufacturing services.

Accidents at one of our facilities could delay production and could subject us to claims for damages.

        Our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. We employ safety procedures in the design and operation of our facilities;

however, there is a risk that an accident or death could occur in one of our facilities. Any accident could result in significant manufacturing delays, disruption of operations or claims for damages resulting from injuries, which could result in decreased sales and increased expenses. To date, we have not incurred any such significant delays, disruptions or claims. The potential liability resulting from any accident or death, to the extent not covered by insurance, would require us to use other resources to satisfy our obligations and could cause our business to suffer.

A substantial amount of our assets represents goodwill, and our net income will be reduced if our goodwill becomes impaired.

        As of September 30, 2005, on a pro forma as adjusted basis, our estimated goodwill, net represented approximately $875.1 million, or 61.3%, of our total assets. Goodwill is generated in our acquisitions when the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. Goodwill is subject to an impairment analysis at least annually based on the fair value of the reporting unit. We could be required to recognize reductions in our net income caused by the write-down of goodwill, which if significantly impaired, could materially and adversely affect our results of operations.

Our inability to access additional capital could have a negative impact on our growth strategy.

        Our growth strategy will require additional capital for, among other purposes, completing acquisitions, managing acquired companies, acquiring new equipment and maintaining the condition of existing equipment. If cash generated internally is insufficient to fund capital requirements, or if funds are not available under our new senior secured credit facility, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness.

Our industrial operations are highly cyclical.

        We have established customer relationships with companies outside of the medical device market, pursuant to which these customers incorporate our products and services into their products such as high density discharge lamps, fiber optics, motion sensors and power generators. For the LTM period, on a pro forma basis, our industrial operations accounted for approximately 8.2% of our net sales. Historically, net sales from these operations have been highly cyclical. We believe volatility in this area of our operations is due in part to lower sales to customers servicing the electronics, power generation, telecommunication, aerospace and industrial markets due to the economic downturn. Accordingly, we cannot predict when volatility will occur and how severely it will impact our results of operations.

We face risks associated with the implementation of our new Enterprise Resource Planning System.

        We are in the process of installing a third party enterprise resource planning system, or ERP System, across our facilities, which will enable the sharing of customer, supplier and engineering data across our company. The installation and integration of the ERP System may divert the attention of our information technology professionals and certain members of management from the management of daily operations to the integration of the ERP System. Further, we may experience unanticipated delays in the implementation of the ERP System, difficulties in the integration of the ERP System across our facilities or interruptions in service due to failures of the ERP System. Continuing and uninterrupted performance of our ERP System is critical to the success of our business strategy. Any damage or failure that interrupts or delays operations may dissatisfy customers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        We license the ERP software from a third party. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that we will be able to develop substitutes for this software independently or to obtain alternative sources at acceptable prices or in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on our operations.

The loss of the services of any members of our senior management could adversely affect our business.

        Our success depends upon the retention of our senior management, including Ron Sparks, our President and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. Our parent has entered into employment agreements with Ron Sparks, Stewart A. Fisher, Gary D. Curtis, Daniel C. Croteau, Larry J. Czapla and John Konsin. We do not currently maintain key-man life insurance for any of our employees.

Our business may suffer if we are unable to recruit and retain the experienced engineers and management personnel that we need to compete in the medical device industry.

        Our future success depends upon our ability to attract, retain and motivate highly skilled engineers and management personnel. We may not be successful in attracting new engineers or management personnel or in retaining or motivating our existing personnel, which may lead to increased recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new engineers impracticable. Some of our manufacturing processes are highly technical in nature. Our ability to maintain, expand or renew existing engagements with our customers, enter into new engagements and provide additional services to our existing customers depends on our ability to hire and retain engineers with the skills necessary to keep pace with continuing changes in the medical device industry. We compete with other companies in the medical device industry to recruit engineers. Our inability to hire additional qualified personnel may also require an increase in the workload for both existing and new personnel.

We depend on outside suppliers and subcontractors, and our production and reputation could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

        Our current capabilities do not include all elements that are required to satisfy all of our customers' requirements. As we position ourselves to provide our customers with a single source solution, we may rely increasingly on third party suppliers, subcontractors and other outside sources for components or services. Manufacturing problems may occur with these third parties. A supplier may fail to develop and supply products and components to us on a timely basis, or may supply us with products and components that do not meet our quality, quantity or cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

We have engaged in several acquisitions during the last several years as part of our growth strategy and may selectively pursue complementary acquisitions in the future, but, because of the uncertainty involved, we may not be able to locate suitable acquisition candidates and may not successfully integrate acquired businesses into our business and operations.

        We may selectively pursue complementary acquisitions. However, we may not be able to identify potential acquisition candidates that we think could complement our business or may not be able to negotiate acceptable terms for any acquisition candidates we are able to identify. As a result, we may not be able to realize this element of our growth strategy. In addition, even if we are successful in acquiring any businesses, we may experience material negative consequences to our business, financial condition or results of operations if we cannot successfully integrate the operations of any acquired businesses with ours. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

  •
  demands on management related to the significant increase in the size of the business for which they are responsible;

  •
  diversion of management's attention from the management of daily operations to the integration of operations;

  •
  management of employee relations across facilities;

  •
  difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

  •
  difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

  •
  expenses of any undisclosed or potential liabilities; and

  •
  ability to maintain our and our acquired companies' customers after the acquisitions.

        Successful integration of acquired operations with ours depends on our ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If our integration efforts are not successful, we may not be able to maintain the levels of revenues, earnings or operating efficiency that we and the acquired companies achieved or might achieve separately.

Our Sponsors may have interests that conflict with yours.

        Upon completion of the Transactions, we will be controlled by the Sponsors. The Sponsors will control our affairs and policies. Circumstances may occur in which the interests of the Sponsors could be in conflict with the interests of the holders of the notes of our parent. In addition, the Sponsors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes of our parent if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we or our parent are unable to pay debts as they mature, the interests of the Sponsors might conflict with those of the holders of the notes of our parent. In that situation, for example, the holders of the notes of our parent might want us to raise additional equity from the Sponsors or other investors to reduce our or our parent's leverage and pay our or our parent's debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Further, if the Sponsors pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements contain unaudited historical financial data for the twelve month period ended December 31, 2004, the nine month periods ended September 30, 2004 and 2005 and the LTM period that are derived from our, MedSource Technologies, Inc.'s ("MedSource"), Campbell Engineering, Inc.'s ("Campbell") and Machining Technology Group, LLC's ("MTG") audited and unaudited consolidated financial statements. We consummated the MedSource acquisition on June 30, 2004 and, as a result, the assets and liabilities of MedSource are recorded on our balance sheet as of the date of the MedSource acquisition and the results of operations of MedSource for June 30, 2004 are included in our results for that day and each day thereafter. We consummated the acquisition of Campbell's assets on September 12, 2005, and the MTG acquisition on October 6, 2005. As a result, the assets and liabilities of MTG are not recorded on our balance sheet at September 30, 2005. The results of operations of Campbell are and MTG will be reflected in our results for the day of the acquisition and each day thereafter. The unaudited pro forma condensed combined statements of operations for the twelve month period ended December 31, 2004, the nine month periods ended September 30, 2004 and 2005 and the LTM period give effect to the MedSource, Campbell asset and MTG acquisitions as if they had occurred on January 1, 2004. The unaudited pro forma condensed consolidated balance sheet at September 30, 2005 gives effect to the MTG acquisition as if it had occurred on September 30, 2005. The unaudited pro forma condensed combined financial statements are intended for informational purposes only and do not purport to present our actual financial position or the results of operations that actually would have occurred or that may be obtained in the future if the transactions described had occurred as presented. In addition, future results may vary significantly from the results reflected in such statements due to certain factors beyond our control.

        The MedSource Transactions, which occurred on June 30, 2004, include:

  •
  the acquisition of MedSource for $205.4 million in cash (net of $14.3 million of cash acquired);

  •
  the payment in cash of MedSource's indebtedness and accrued interest of $37.0 million;

  •
  the payment in cash of our senior secured credit facility, our old senior subordinated indebtedness, our senior indebtedness, and accrued interest of $154.1 million;

  •
  the borrowings under our existing senior secured credit facility of $194.0 million;

  •
  the offering of our 10% senior subordinated notes due 2012, which generated $175.0 million in cash; and

  •
  the payment of fees in connection with our senior secured credit facility and senior subordinated notes which will be amortized to interest expense over the life of each respective instrument.

        The 2005 Acquisitions include:

  •
  the acquisition of Campbell for approximately $18.2 million in cash;

  •
  the acquisition of MTG for approximately $50.2 million, paid in cash of $34.0 million and shares of our parent's Class A Convertible Preferred Stock of $16.2 million;

  •
  additional borrowings of $42.0 million under the credit facility, which include additional terms loans of $12.5 million and revolving credit facility borrowings of $29.5 million; and

  •
  the repayment of all existing indebtedness of MTG concurrent with the closing of our acquisition of MTG.

        The unaudited pro forma as adjusted combined statements of operations have been adjusted to give effect to the Transactions as if these events occurred as of January 1, 2004. The unaudited pro forma as adjusted combined balance sheet has been adjusted to give effect to the Transactions as if these events occurred as of September 30, 2005. The unaudited pro forma as adjusted combined financial data are for informational purposes only and do not purport to present what our results of operations and financial condition would have been had the Transactions actually occurred on these earlier dates, nor do they project our results of operations for any future period or our financial condition at any future date.

        The unaudited pro forma financial data account for the MedSource, Campbell and MTG acquisitions using the purchase method of accounting, which requires that we adjust assets and liabilities to their fair values. The valuation of Campbell and MTG is based upon available information and certain assumptions that we believe are reasonable. The total purchase price for Campbell and MTG was allocated to our net assets based on preliminary estimates of fair value. The final purchase price allocation will be based on a formal valuation analysis and may include adjustments to the amounts shown here. The unaudited pro forma financial data account for the Transactions using the purchase method of accounting which requires that we adjust all of our assets and liabilities to their fair values as of the date of the Merger. The valuation of our assets and liabilities is based upon available information and certain assumptions that we believe are reasonable. A final valuation is in process. The result of the final allocation could be materially different from the preliminary allocation set forth in the unaudited pro forma condensed combined financial statements. In particular, we have initiated an appraisal of all property, plant and equipment acquired from MTG, and to be acquired from us in the Merger. The results of the final appraisal and the final allocation could be materially different from the preliminary allocation set forth in the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma as adjusted combined statement of operations as of and for the LTM period have been derived by adding the unaudited pro forma as adjusted statement of income and other financial data for the three months ended December 31, 2004 to the unaudited pro forma as adjusted statement of income and other financial data for the nine months ended September 30, 2005.

        The audited and unaudited financial statements from which these pro forma financial statements are derived that are not included in this filing are included in periodic reports previously filed by the Company or MedSource (prior to our acquisition of MedSource) with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed for its fiscal year ended December 31, 2004, and quarterly report on Form 10-Q filed for its third completed fiscal quarter. These reports can be found and reviewed at the Securities and Exchange Commission's website at http://www.sec.gov.

ACCELLENT CORP.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2005
(In thousands)

	Accellent	MTG	Pro Forma Acquisition Adjustments		Pro Forma Accellent Including Acquisitions	Pro Forma Transactions Adjustments		Pro Forma As Adjusted Accellent
Assets:
Current assets:
Cash and cash equivalents	$7,388	$427	$(1,777	)(a)	$6,038	$(6,038	)(b)	$—
Receivables, net	56,561	1,968	—		58,529	—		58,529
Inventories	61,393	402	329	(a)	62,124	17,042	(c)	79,166
Prepaid expenses and other	2,706	25	—		2,731	—		2,731

Total current assets	128,048	2,822	(1,448)		129,422	11,004		140,426
Property and equipment, net	96,102	6,922	—		103,024	—		103,024
Goodwill	284,879	—	30,082	(a)	314,961	560,094	(c)	875,055
Intangibles, net	83,654	—	13,940	(a)	97,594	181,906	(c)	279,500
Deferred financing costs and other assets	15,985	85	—		16,070	13,811	(d)	29,881

Total assets	$608,668	$9,829	$42,574		$661,071	$766,815		$1,427,886

Liabilities and Stockholder's Equity:
Current liabilities:
Current portion of long term debt	$1,961	$517	$(517	)(a)	$1,961	$1,039	(b)	$3,000
Accounts payable	20,218	430	—		20,648	—		20,648
Accrued payroll and benefits	12,143	218	—		12,361	—		12,361
Accrued interest	3,741	—	—		3,741	—		3,741
Accrued expenses, other	19,677	452	1,000	(a)	21,129	—		21,129

Total current liabilities	57,740	1,617	483		59,840	1,039		60,879
Revolving credit facility	—	—	—		—	—	(b)	—
Term Loan B	—	—	—		—	397,000	(b)	397,000
Senior subordinated notes	—	—	—		—	300,948	(b)	300,948
Senior Subordinated Bridge Facility	—	—	—		—	—	(b)	—
Long term debt—existing	372,663	1,260	32,740	(a)	406,663	(406,663	)(b)	—
Other long term liabilities	25,255	103	—		25,358	5,472	(c)	30,830

Total liabilities	455,658	2,980	33,223		491,861	297,796		789,657

Minority interest	—	1,482	(1,482	)(a)	—	—		—

Total Stockholder's Equity	153,010	5,367	10,833	(a)	169,210	469,019	(e)	638,229

Total liabilities and Stockholder's Equity	$608,668	$9,829	$42,574		$661,071	$766,815		$1,427,886

See accompanying Notes to Unaudited Pro Forma Balance Sheet

Accellent Corp.
Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Reflects the following based on the fair value of the assets acquired and liabilities assumed for the MTG acquisition. The total purchase price for the MTG acquisition was allocated to our net assets based on preliminary estimates of fair value. The final purchase price allocation could differ materially from these preliminary amounts.

Purchase price:
Borrowed under Senior Credit Facility	$34,000
Class A-9 5% Convertible Preferred Stock	16,200

Total Purchase price	$50,200

Inventory adjustment to fair value less cost to sell	$329
Customer relationship intangibles	13,940
Goodwill	30,082
Accrued transaction costs	(1,000)
Minority interest	1,482
Historical MTG equity	5,367

$50,200

  Concurrent with the acquisition of MTG, the Company repaid all outstanding indebtedness of MTG of $1,831, resulting in a net adjustment to debt totaling $32,169, of which $517 is included as a reduction to the current portion of long-term and a pro-forma reduction to cash of $1,777.

(b)
Reflects the estimated sources and uses of cash for the Transactions as follows (dollars in thousands):

Sources
Revolving credit facility(1)	$—
Term Loan B(2)	400,000
Senior subordinated notes, net of discount	300,948
Senior Subordinated Bridge Facility	—
Equity contribution(3)	610,966

Total sources	$1,311,914

Uses
Purchase price to existing stockholders(4)	$837,762
Repayment of existing debt	408,624
Estimated transaction costs(5)	41,902
Estimated tender fees(5)	29,664

Total uses	1,317,952

Pro forma net adjustment to cash(4)	$(6,038)

  (1)
  The revolving credit facility provides for borrowing up to $75 million.

  (2)
  Upon the closing of the Transactions, our parent will enter into a $400 million senior secured term loan facility.

  (3)
  Represents the amount to be invested in equity securities of the parent of AAC by investments funds associated with or designated by the Sponsors. Excludes approximately $29.7 million of equity expected to be rolled over by certain members of management.

  (4)
  The amount paid to purchase outstanding equity will be reduced by accrued interest on our existing indebtedness at the time of closing.

  (5)
  Consists of $28.5 million of estimated financing fees, that will be capitalized and amortized over the related terms of the financings; $2.4 million of transaction costs that will be expensed prior to or upon consummation of the Merger and reflected as an adjustment to historical equity, $11.0 million of direct acquisition costs, and $29.7 million in estimated fees to tender the existing senior subordinated notes to be recognized as a loss upon the extinguishment of the notes.

(c)
The following table sets forth the calculation and adjustments made related to the preliminary allocation of purchase price with respect to the Transactions (dollars in thousands):

Purchase price(1)		$867,462
Transaction fess and expenses directly related to the Transactions(2)		11,015

Total		878,477
Net assets acquired before adjustments	169,210
Existing goodwill	(314,961)
Existing deferred financing costs	(14,638)
Existing customer relationship intangible assets	(97,595)
Estimated tender premium	(29,664)

Net assets acquired before adjustments		(287,648)

Estimated purchase price in excess of net assets acquired		1,166,125
Adjustments to net assets acquired:
Inventory(3)	17,042
Customer relationship and other intangible assets(3)	279,500
Fixed assets(3)	—

Subtotal	296,542
Deferred income taxes(4)	(5,472)

Preliminary adjustments to net assets acquired		291,070

Pro-forma goodwill		875,055
Existing goodwill		(314,961)

Pro-forma adjustment to goodwill		$560,094

  (1)
  Represents both the cash investment of $837.8 million and the management participation and rollover equity of $29.7 million.

  (2)
  Represents estimated expenses related primarily to legal, accounting, investment banking and Sponsor's fees.

  (3)
  These unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. An appraisal will be performed to assist management in determining the fair value of acquired assets and liabilities assumed, including identifiable intangible assets. The final purchase price allocation may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements.

  (4)
  Reflects the estimated impact on deferred income taxes related purchase accounting adjustments totaling $198.9 million calculated at a 38.25% statutory tax rate, for a total gross deferred tax liability of $76.1 million. The gross deferred tax liability has been reduced by

    $70.6 million of deferred tax assets, relating to net operating loss carryforwards available to the company.

(d)
Reflects the capitalization of $28.5 million of estimated financing costs that our parent will incur with the senior credit facilities and the notes, net of $14.6 million of unamortized deferred financing costs eliminated in purchase accounting.

(e)
Adjustments to stockholder's equity consists of the following (dollars in thousands):

Sponsors cash equity contribution	$610,966
Management roll over equity and cash contribution	29,700

Total equity contribution	640,666
Less transaction costs charged to expense	(2,437)

Pro forma equity balance	638,229

Less historic equity	(169,210)

Net adjustment to equity	$469,019

ACCELLENT CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2004
Amounts in thousands

	Accellent nine months ended September 30, 2004	Medsource interim period ended June 29, 2004	Campbell nine months ended September 30, 2004	MTG nine months ended September 30, 2004	Pro Forma Acquisition Adjustments		Pro Forma Accellent Including Acquisitions	Pro Forma Transaction Adjustments		Pro Forma as Adjusted Accellent
Net sales	$212,485	$94,301	$7,821	$8,943	$(527	)(a)	$323,023	$—		$323,023
Cost of sales	155,155	71,612	5,027	4,312	(495	)(b)	235,611	—		235,611

Gross profit	57,330	22,689	2,794	4,631	(32)		87,412	—		87,412
Selling, general and administrative expenses	30,681	15,024	365	586	330	(b)	46,986	—		46,986
Research and development expenses	2,023	181	—	—	—		2,204	—		2,204
Restructuring and other charges	2,107	2,334	—	—	—		4,441	—		4,441
Amortization of intangibles	3,937	60	—	—	1,675	(c)	5,672	7,282	(g)	12,954

Income from operations	18,582	5,090	2,429	4,045	(2,037)		28,109	(7,282)		20,827
Other income (expense)
Interest (expense) income, net	(19,397)	(1,278)	(25)	(26)	(3,184	)(d)	(23,910)	(23,054	)(h)	(46,964)
Other (expense) income, including debt prepayment penalties of $3,295 in 2004	(3,284)	71	(12)	—	3,295	(e)	70	—		70

Total Other income (expense)	(22,681)	(1,207)	(37)	(26)	111		(23,840)	(23,054)		(46,894)

Income (loss) before income taxes	(4,099)	3,883	2,392	4,019	(1,926)		4,269	(30,336)		(26,067)
Income tax expense (benefit)	2,341	243	—	(11)	—	(f)	2,573	—	(i)	2,573

Net income (loss)(j)	$(6,440)	$3,640	$2,392	$4,030	$(1,926)		$1,696	$(30,336)		$(28,640)

See accompanying notes to unaudited pro forma condensed combined statements of operations.

ACCELLENT CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended December 31, 2004
(In thousands)

	Accellent twelve months ended December 31, 2004	MedSource interim period ended June 29, 2004	Campbell twelve months ended December 31, 2004	MTG twelve months ended December 31, 2004	Pro Forma Acquisition Adjustments		Pro Forma Accellent Including Acquisitions	Pro Forma Transactions Adjustments		Pro Forma as Adjusted Accellent
Net Sales	$320,169	$94,301	$10,899	$11,322	$(527	)(a)	$436,164	$—		$436,164
Cost of sales	234,396	71,612	7,037	5,924	(525	)(a)	318,444	—		318,444

Gross profit	85,773	22,689	3,862	5,398	(2)		117,720	—		117,720
Selling, general and administrative expense	45,912	15,024	482	851	333	(b)	62,602	—		62,602
Research and development expense	2,668	181	—	—	—		2,849	—		2,849
Restructuring and other charges	3,600	2,334	—	—	—		5,934	—		5,934
Amortization of intangibles	5,539	60	—	—	2,035	(c)	7,634	9,725	(g)	17,359

Income (loss) from operations	28,054	5,090	3,380	4,547	(2,370)		38,701	(9,725)		28,976
Other income (expense):
Interest expense, net	(26,879)	(1,278)	(41)	(39)	(3,864	)(d)	(32,101)	(30,569	)(h)	(62,670)
Other	(3,312)	71	(25)	27	3,295	(e)	56	—		56

Total other income (expense)	(30,191)	(1,207)	(66)	(12)	(569)		(32,045)	(30,569)		(62,614)

Income (loss) before income taxes	(2,137)	3,883	3,314	4,535	(2,939)		6,656	(40,294)		(33,638)
Income tax expense (benefit)	3,483	243	—	(22)	215	(f)	3,919	—	(i)	3,919

Net income (loss)	$(5,620)	$3,640	$3,314	$4,557	$(3,154)		$2,737	$(40,294)		$(37,557)

See accompanying notes to unaudited pro forma condensed combined statements of operations.

ACCELLENT CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2005
(In thousands)

	Accellent nine months ended September 30, 2005	Campbell interim period ended September 11, 2005	MTG nine months ended September 30, 2005	Pro Forma Acquisition Adjustments		Pro Forma Accellent Including Acquisitions	Pro Forma Transaction Adjustments		Pro Forma as Adjusted Accellent
Net Sales	$340,253	$8,220	$11,362	$—		$359,835	—		$359,835
Cost of sales	234,122	6,710	6,018	76		246,926	—		246,926

Gross profit	106,131	1,510	5,344	(76)		112,909	—		112,909
Selling, general and administrative expense	49,539	452	857	(230	)(b)	50,618	—		50,618
Research and development expense	2,294	—	—	—		2,294	—		2,294
Restructuring and other charges	3,824	—	—	—		3,824	—		3,824
Amortization of intangibles	4,660	—	—	1,077	(c)	5,737	7,282	(g)	13,019

Income (loss) from operations	45,814	1,058	4,487	(923)		50,436	(7,282)		43,154
Other income (expense):
Interest expense, net	(23,731)	(88)	(78)	(1,960	)(d)	(25,857)	(21,107	)(h)	(46,964)
Other	(105)	(20)	(57)	—		(182)	—		(182)

Total other income (expense)	(23,836)	(108)	(135)	(1,960)		(26,039)	(21,107)		(47,146)

Income (loss) before income taxes	21,978	950	4,352	(2,883)		24,397	(28,389)		(3,992)
Income tax expense (benefit)	10,045	—	11	658		10,714	(5,813	)(i)	4,901

Net income (loss)	$11,933	$950	$4,341	$(3,541)		$13,683	$(22,576)		$(8,893)

See accompanying notes to unaudited pro forma condensed combined statements of operations.

ACCELLENT CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended September 30, 2005
(In thousands)

	Accellent nine months ended September 30, 2005	Accellent three months ended December 31, 2004	Campbell interim period ended September 11, 2005	Campbell three months ended December 31, 2004	MTG nine months ended September 30, 2005	MTG three months ended December 31, 2004	Pro Forma Acquisition Adjustments		Pro Forma Accellent Including Acquisitions	Pro Forma Transaction Adjustments	Pro Forma as Adjusted Accellent
Net Sales	$340,253	$107,684	$8,220	$3,078	$11,362	$2,379	$—	(a)	$472,976	$—	$472,976
Cost of sales	234,122	79,241	6,710	2,011	6,018	1,612	45	(b)	329,759	—	329,759

Gross profit	106,131	28,443	1,510	1,067	5,344	767	(45)		143,217	—	143,217
Selling, general and administrative expense	49,539	15,232	452	116	857	253	(214)	(b)	66,235	—	66,235
Research and development expenses	2,294	645	—	—	—	—	—		2,939	—	2,939
Restructuring and other charges	3,824	1,493	—	—	—	—	—		5,317	—	5,317
Amortization of intangibles	4,660	1,601	—	—	—	—	1,437	(c)	7,698	9,725 (g)	17,423

Income (loss) from operations	45,814	9,472	1,058	951	4,487	514	(1,268)		61,028	(9,725)	51,303
Other income (expense):
Interest expense, net	(23,731)	(7,481)	(88)	(15)	(78)	(13)	(2,640)	(d)	(34,046)	(28,624) (h)	(62,670)
Other Income (Expense)	(105)	(29)	(20)	(14)	(57)	27	—		(198)	—	(198)

Total other expense	(23,836)	(7,510)	(108)	(29)	(135)	14	(2,640)		(34,244)	(28,624)	(62,868)

Income (loss) before income taxes	21,978	1,962	950	922	4,352	528	(3,908)		26,784	(38,349)	(11,565)
Income tax expense (benefit)	10,045	1,142	—	—	11	2	860	(f)	12,060	(5,815) (i)	6,245

Net income(j)	$11,933	$820	$950	$922	$4,341	$526	$(4,768)		$14,724	$(32,534)	$(17,810)

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

ACCELLENT CORP.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)
Represents the elimination of sales by the Company to MedSource and sales by MedSource to the Company totaling $527,000 during the twelve months ended December 31, 2004.

(b)
The Company will incur an annual monitoring fee to DLJ Merchant Banking III, Inc., in connection with the MedSource acquisition and increased salaries for certain employees in connection with the MTG acquisition. In connection with the Campbell and MTG acquisitions, the Company acquired real estate which was previously leased to the acquired companies by related parties. As a result, the Company will incur increased depreciation and less rent expense. The Company will not incur transaction costs previously incurred by Campbell and MTG in connection with the sale of those businesses to the Company. These adjustments are as follows (in thousands):

	Nine months ended September 30, 2004	Twelve months ended December 31, 2004	Nine months ended September 30, 2005	Twelve months ended September 30, 2005
Elimination of intercompany sales	$(527)	$(527)	$—	$—
Salaries adjustment	130	133	106	109
Depreciation expense increase	102	135	42	75
Rent expense reduction	(200)	(266)	(72)	(139)

Total adjustments to cost of sales	$(495)	$(525)	$76	$45

Salaries adjustment	130	133	106	109
Transaction expenses	—	—	(336)	(323)
Additional monitoring fee to DLJ	200	200	—	—

Total adjustments to selling, general and administrative expenses	$330	$333	$(230)	$(214)

(c)
The pro forma adjustment for amortization expense was based on the identifiable intangible assets and useful lives assigned to each. The actual amount of identifiable intangible assets of MedSource and the estimated identifiable intangible assets of Campbell and MTG, and the respective lives of each areas follows:

	Amount	Useful life
	(in thousands)	(in years)
Customer base—MedSource	$16,300	15
Developed technology—MedSource	2,300	10
Customer relationship—Campbell	6,050	15
Customer relationship—Campbell	360	5
Non-compete—Campbell	30	5
Customer relationship—MTG	13,600	15
Customer relationship—MTG	340	7

	$38,980	14

The Company has estimated the identifiable intangible assets of Campbell and MTG, and their respectively useful lives. The valuation for both are expected to be completed by December 31, 2005. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of amortization expense. Identifiable intangible assets have been amortize on a straight-line basis in the unaudited pro forma condensed combined statements of operations.

Based on the 14 year estimated weighted average useable life of the intangible assets described above, each increase of $1.0 million of purchase price allocated to amortizable intangible assets would result in an annual decrease to pro forma income from operations of approximately $0.1 million. Based on the $39.0 million of intangible assets described above, a decrease of 1, 2 and 3 yeas in the weighted average useful life would result in annual decreases to pro forma income from operations of approximately $0.2 million, $0.5 million and $0.7 million, respectively.

(d)
Consists of (in thousands):

	Nine months ended September 30, 2004	Twelve months ended December 31, 2004	Nine months ended September 30, 2005	Twelve months ended September 30, 2005
Elimination of interest on retired indebtedness at the Company	$11,970	$11,970	$—	$—
Elimination of interest on retired indebtedness at MedSource, Campbell and MTG	1,329	1,358	166	195
Interest on borrowings under the senior credit facility and the notes	(13,164)	(13,164)	—	—
Amortization of deferred financing fees of the Company	(1,193)	(1,193)	—	—
Interest on debt to fund Campbell and MTG acquisitions	(2,126)	(2,835)	(2,126)	(2,835)

	$(3,184)	$(3,864)	$(1,960)	$(2,640)

(e)
Represents the elimination of the one-time expenses for prepayment fees associated with the retired indebtedness of the Company.

(f)
Campbell was a S Corporation prior to the acquisition, and therefore not subject to corporate income taxes. MTG was a limited liability company subject only to state corporate income taxes. Adjustments represent additional corporate level income taxes since both entities will be subject to federal and state income tax after the acquisition. Only incremental state taxes were provided for the year ended December 31, 2004 due to the federal taxable net operating loss incurred. Only incremental state taxes and certain non-cash federal taxes were provided for the nine and twelve month periods ending September 30, 2005 due to the net operating loss carryforward available for federal tax purposes.

(g)
Represents change in amortization based upon preliminary estimates of the fair values and useful lives of identifiable intangible assets and the respective lives of each category of identifiable intangible asset is as follows (in thousands):

	Amount	Life (years)
Customer Base & Relationships	$229,500	15.0
Proprietary Technology	17,000	8.5

	$246,500	14.2

Indefinite life intangibles—Trademarks & Tradenames	$33,000

These unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed combined statements of income.

The following table shows the decrease to pro forma income from operations for every $10.0 million of purchase price allocated to amortizable intangible assets at an estimated 14.2 year life:

	Twelve months	Nine months
Decrease in operating income	$704	$528

The following table shows the decrease in pro forma income from operations for every 1 year decrease in the weighted average useful life of the estimated identifiable intangible assets described above:

	Twelve months	Nine months
Decrease by 1 year	1,315	986
Decrease by 2 years	2,846	2,134
Decrease by 3 years	4,650	3,487

(h)
Reflects pro forma interest expense resulting from our parent's new capital structure, using 3-month LIBOR rates at November 17, 2005, as follows (in thousands):

	Nine months ended September 30, 2004	Twelve months ended December 31, 2004	Nine months ended September 30, 2005	Twelve months ended September 30, 2005
Revolving credit facility	$—	$—	$—	$—
Term loan credit facility	19,050	25,400	19,050	25,400
Senior subordinated notes	24,019	32,025	24,019	32,025
Bank commitment fees	281	375	281	375

Total cash interest expense	43,350	57,800	43,350	57,800
Amortization of capitalized debt issuance costs and note discount	3,614	4,870	3,614	4,870

Total pro forma interest expense	46,964	62,670	46,964	62,670
Less historical interest expense	(23,910)	(32,101)	(25,857)	(34,046)

Net adjustment to interest expense	$23,054	$30,569	$21,107	$28,624

  Interest rate sensitivity

A 0.125% change in interest rates on the new debt issuance would change cash interest expense for the twelve-month and nine-month periods for each new debt security as follows (in thousands):

	Twelve month period	Nine month period
Term loan credit facilities	$500	$375
Senior subordinated notes	381	286

Total	$881	$661

(i)
Represents the elimination of non-cash taxes recorded in connection with the usage of net operating losses acquired from MedSource. Based on the pro forma pre-tax net income, these non-cash taxes would not be recorded. No additional benefit is recorded due to net operating loss carryforwards available for both the year ended December 31, 2004 and the nine and twelve month periods ending September 30, 2005.

(j)
Net income does not include the following non-recurring items: $14.6 million write-off of existing deferred financing fees, $29.7 million of estimated tender premiums to redeem the existing senior subordinated notes, $2.4 million of transaction costs to be expensed prior to or upon the Closing, a preliminary estimated charge for in-process research and development costs of $8.2 million and $17.0 purchase accounting adjustment to record inventory at fair value.

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SUPPLEMENTAL REGULATION FD INFORMATION
THE TRANSACTIONS
NON-GAAP FINANCIAL MEASURES
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
Management Discussion of Financial Condition—Pro Forma Liquidity
Risks Related to Our Business
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
ACCELLENT CORP. Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2005 (In thousands)
Accellent Corp. Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet
ACCELLENT CORP. Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2004 Amounts in thousands
ACCELLENT CORP. Unaudited Pro Forma Condensed Combined Statement of Operations For the twelve months ended December 31, 2004 (In thousands)
ACCELLENT CORP. Unaudited Pro Forma Condensed Combined Statement of Operations For the nine months ended September 30, 2005 (In thousands)
ACCELLENT CORP. Unaudited Pro Forma Condensed Combined Statement of Operations For the twelve months ended September 30, 2005 (In thousands)
ACCELLENT CORP. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations